 EXHIBIT 10d


                    * STRICTLY PRIVATE AND CONFIDENTIAL *


  A. Gary Ames
 1801 California Street
 Suite 4540
Denver, CO 80202

Re: Assignment Agreement

Dear Gary,

This letter constitutes an agreement (the "Assignment Agreement") between you and U S WEST Overseas Operations, Inc., a Colorado corporation, with respect to your assignment to perform services within the United Kingdom of Great Britain and Northern Ireland, and within the European Community, for the United Kingdom branch of U S WEST International, Inc., a United States corporation. Further detail on all of the policies referred to herein is contained in the U S WEST Expatriate Personnel Policy dated July 1, 1992, a copy of which has been provided to you. In the event of a conflict between the terms set forth in this Assignment and changes to the Expatriate Policy that may occur from time to time, the terms specified herein shall prevail.

                              GENERAL PROVISIONS

ASSIGNMENT.

You will assume responsibility for the management of U S WEST's telephone, cable, directory publishing and wireless investments within the United Kingdom and the European Community. In connection with this assignment, you will relocate to London with your spouse. You will be employed by U S WEST Overseas Operations, Inc. assigned to perform services on behalf of U S WEST International, Inc. Your hours of work will be normal office hours for the
London Branch office of U S WEST International, Inc., plus such additional hours as may be necessary for the performance of your duties. Your place of work will normally be Lansdowne House, Berkeley Square, London W1; however, the Company reserves the right to nominate some other place of work.





ASSIGNMENT TERM.

This assignment is anticipated to last for a period of three years commencing on or about July 1, 1995. The assignment, and therefore your employment by U S WEST Overseas Operations, Inc., can be terminated sooner by either you or U S WEST Overseas Operations, Inc. giving twelve (12) weeks notice in writing at any time.

REASSIGNMENT DURING THE TERM.

At any time during the assignment term, U S WEST may relocate you to the United States, in accordance with this Assignment Agreement, to assume an assignment comparable or superior in terms of remuneration and responsibility to the assignment under this Assignment Agreement.

OFFICER STATUS.

Effective with your start date, you will cease to be an officer of U S WEST, Inc. and cease to be a regular member of the U S WEST Senior Management Team. You will become the managing director of the United Kingdom branch of U S WEST International.

OUTSIDE BOARDS.

As we have discussed, you agree to drop two of the three outside board seats you currently occupy and remain only on the Board of Directors of Albertson's.
  You may attend their quarterly meetings in the United States. Expenses for such meetings will be billed to Albertson's to the extent that your attendance at such meetings would otherwise have caused incremental costs to U S WEST.

 INVOLUNTARY SEPARATION.

If your employment under this Assignment Agreement is terminated by U S WEST, other than for cause, prior to the end of the assignment term, then you shall receive a severance payment equal to the lesser of (a) one year's base salary or (b) base salary for the balance of the assignment term.

Standard post-assignment relocation benefits as described in this Assignment Agreement and in the U S WEST Expatriate Personnel Policy will apply. Any salary guarantee or severance payments will be made after repatriation to the United States and United Kingdom residency is terminated.





                           COMPENSATION & BENEFITS

BASE SALARY.

Your  base salary will be at a minimum of $343,000 per year.  You will be paid
bi-weekly.   Each paycheck will reflect a base pay amount of $13,192.31 before taxes and allowances.

BONUS.

Your current bonus program opportunity of 60% will be maintained throughout the assignment term, unless the U S WEST Board of Directors votes to increase it.

FOREIGN SERVICE PREMIUM.

An annual foreign service premium of $25,000 (or $961.54 per bi-weekly pay period before taxes) will be paid, with base salary, throughout the assignment term. This amount exceeds the Expatriate Personnel Policy which is currently 10% of base pay per pay period up to a maximum of $8,000.

GOODS AND SERVICES DIFFERENTIAL.

In order to assist with the increased cost of goods and services (i.e., the "market basket") in London, a Goods and Services Differential currently estimated to be approximately $3,000 per pay period before taxes would be
provided.   This is based upon a family size of two residing at the assignment location. The Goods and Services Differential is determined according to tables provided by an outside consulting firm.

The spendable income basis Goods and Services Differential amounts are adjusted upward or downward based on survey data a minimum of two times per year.

 HOUSING COST ASSISTANCE.

Since housing is more expensive in London, a housing allowance currently estimated to be approximately 6,300 English Pounds per month will be provided before taxes. This amount is intended to cover the cost of rent and utilities. In the event that actual housing costs are less than the allowance, U S WEST will pay rent directly to the landlord and you will not be entitled to the difference between the actual rent and the amount of the allowance.

In the event that the actual rental cost of housing exceeds the allowance, U S WEST will pay the rent directly to the landlord and the amount in excess of the housing allowance would be deducted from your paycheck unless an additional allowance is approved by the CEO of U S WEST Media Group in advance. Employees exceeding the housing allowance are not entitled to submit utilities costs for reimbursement.

U S WEST will also pay for the rental or purchase of furniture and furnishings for the rented housing unit, in a reasonable amount subject to the approval of the CEO of U S WEST Media Group.

HOME COUNTRY HOUSING NORM.

Under the terms of the Expatriate Policy, you are required to contribute to part of your housing cost. Based upon United States housing cost averages, as determined by an outside consulting firm, a Home Country Housing norm currently estimated to be approximately $2,000 per period will be deducted each two-week pay period. By signing and returning this Assignment Agreement, you authorize U S WEST Overseas Operations, Inc., to make these deductions from your salary.

SOCIAL SECURITY.

Since there is a Social Security Totalization Agreement between the United States and the United Kingdom, participation in the United States Social Security system would continue during the international assignment and FICA deductions would be made from your paycheck

No contributions to the United Kingdom Social Insurance system would be required to be made by you or U S WEST.

BENEFITS.

During the assignment, you will continue to participate in the following U S WEST benefits programs. All payroll deductions for employee contributions to these plans also will continue, and you hereby authorize U S WEST Overseas Operations, Inc. to make these deductions.

Business Travel and Accident Plans
     Executive Short Term Disability
     Executive Long Term Disability
     Health Care (Medical, Dental and Vision)
     Life Insurance and Executive Supplemental Insurance
     Pension Plan and Non-Qualified Executive Pension Plan
     Savings Plans for Salaried Employees
     SOS Emergency Medical
     Workers' Compensation

Compensation used to calculate the amounts of these benefits will be consistent with plan provisions. Certain elements of compensation, such as expatriate differentials and all bonuses or allowances other than the short term bonus, are excluded from compensation for benefit purposes.

Company may change, at its sole discretion, from time to time, the provisions of these benefits plans.

Several differences in medical plan administration have been made related to international assignments as there are no reasonable and customary fee schedules for international locations.

For example, if a broken leg occurred in the United States, and the reasonable and customary fee for this service was $500 at 80% coverage, then the maximum reimbursement would be $400 even if the doctor's charge was $1000 for this service. In the United Kingdom since the fee schedules do not apply, if the doctor charged $1,000 and coverage was at 80%, then the reimbursement would be $800.

The preauthorization requirements for certain procedures that exist in the United States are waived for international assignees.

HYPOTHETICAL TAXATION.

Since the United States taxes its citizens on a world-wide basis, you will continue to have a United States tax liability during the assignment to London. In addition, since the United Kingdom taxes income at source, you will have a tax liability in that country as well. In order to protect against the impacts of double taxation, U S WEST has adopted a Hypothetical Taxation Policy.

Under the terms of the policy, you are responsible for the United States tax on base salary, bonus payments, foreign service premium and outside income (i.e., non-U S WEST). U S WEST is responsible for any additional tax due in the United States related to allowances, differentials and relocation costs. U S WEST also pays any income tax due in the United Kingdom. U S WEST will also pay your Colorado state income tax due.
U S WEST will also pay your Colorado state income tax in accordance with the Expatriate Policy in effect on the date of this Assignment Agreement, regardless of whether the Expatriate Policy is subsequently amended in this regar
Each pay period a hypothetical tax will be deducted from your paycheck which approximates the tax that will be due on base salary, foreign service premium and estimated outside income. At the end of the year, a hypothetical tax return will be prepared by an outside accounting firm selected by U S WEST (currently Arthur Andersen). This return calculates the tax that will be due on the income elements for which you are responsible (base salary, bonuses, Foreign Service Premium and outside income). If the tax collected through payroll is less than the hypothetical tax shown on the return, then you will owe U S WEST the difference. If the amount collected through payroll is higher than that on the return, U S WEST will refund the difference to you.

The outside accounting firm will also prepare your actual U. S. tax return. If the return indicates that money is due to the IRS, U S WEST will make this payment on your behalf.

U S WEST will also make monthly withholding payments in the United Kingdom and will pay any additional tax due at the time the return is filed.

In order to determine the appropriate amount of withholding required related to outside income, you are requested to meet with the accounting firm prior to departure for the assignment and furnish them with copies of the most recent two years of tax returns.

So long as you make reasonable efforts to keep your personal investments outside the United Kingdom, for tax years relating to your services under this Agreement, U S WEST will protect you from any additional taxes which may arise in the United Kingdom on your investment income including additional taxes relating to changes in tax laws and regulations or interpretations of existing laws and regulations. U S WEST will pay for all attorneys fees and costs you incur in responding to challenges or audits relating to tax owed as a result of this Agreement. You agree to cooperate with U S WEST in the event U S WEST chooses to contest any such challenge or audit., other than additional taxes which arise due to changes in the tax laws or due to voluntary or involuntary actions on your part which would cause such investment income to be taxable in the United Kingdom.

TAX PLANNING CONSIDERATIONS.

Since the tax associated costs of most expatriates assigned to the United Kingdom are very high, there are several planning considerations related to assignment to this location.

As your position will have substantial duties performed outside of the United Kingdom, you will need to keep records of your trips including passport copies showing entry and exit visas. These records will allow U S WEST to allocate income sourced outside of the United Kingdom to other jurisdictions thereby avoiding United Kingdom tax on that portion of the income since the United Kingdom generally only taxes income earned within its borders.

FINANCIAL COUNSELING.

The standard allowance policy as approved by the Board of Directors will apply during the Assignment Term. An additional one-time allowance of $5,000 will be provided in the first year of the assignment to cover unexpected financial planning issues associated with moving to the United Kingdom. Justification must be provided in order to utilize this additional allowance and is subject to approval of the President & CEO of U S WEST Media Group.

                  RELOCATION ELEMENTS AT START OF ASSIGNMENT

LOCATION VISIT AND HOME FINDING.

The first trip taken overseas prior to relocation is usually an assignment location evaluation trip of no more than five consecutive business days and is permitted for you and your spouse at U S WEST expense. U S WEST will reimburse the cost of airfare, lodging, meals and local transportation.

Upon acceptance of the international assignment, you and your spouse will take a second trip to select housing. The trip will be for no more than five consecutive business days. U S WEST will reimburse the cost of airfare, lodging, meals and local transportation.

Home Finding assistance will be provided through a service to assist in locating acceptable properties for your review. The service also normally provides area tours, interfaces with U S WEST and landlord solicitors to assist in the completion of tenancy agreements, and supervises any repairs needed prior to moving into the property. If the property is furnished, they assist with inventories.

Exceptions to the above policy necessitated by business needs or extenuating circumstances require the approval of the President & CEO of U S WEST Media Group.

TEMPORARY LIVING EXPENSES AND TRANSPORTATION.

Temporary living expenses prior to departure from the United States for an international assignment are limited to 7 days. Temporary living expenses at the assignment location are limited to 30 days. U S WEST will reimburse the cost of hotels, cleaning and laundry, meals, gratuities, relocation related telephone charges and one rental car.

The Goods and Services Differential does not start until permanent housing is occupied.

Per the Expatriate Policy, U S WEST will reimburse the cost of transportation for you and your spouse to London. U S WEST also reimburse the cost of transportation to and from the airport, reasonable excess baggage fees and any customs and duty charges approved in advance.

Exceptions to the above policy necessitated by business needs or extenuating circumstances require the approval of the President & CEO of U S WEST Media Group.

HOUSEHOLD GOODS MOVING AND RELOCATION ALLOWANCE.

Packing and shipment of the household goods will be completed by a moving company selected by the Company. Weight allowances are as follows:

Surface shipment
Couple     10,000 lbs
each additional dependent          500 lbs
Air Shipment
Couple          400 lbs
each additional dependent           100 lbs

Air shipments are limited to essential items needed upon arrival. You will bear the cost of shipping goods in excess of the allowable limits. Certain limitations exist on the types of items which may be shipped and these are outlined in the Expatriate Personnel Policy on Page 12.

U S WEST would bear the cost of storing items left in the United States. The storage facility and packing and transportation agents will be selected by U S WEST.

At the time of return to the United States, an additional 350 lbs per year spent on the assignment will be added to the original shipping amounts to allow for goods purchased overseas. This additional weight must be sent by surface shipment.

Per the Expatriate Policy, a one time relocation allowance of $4,000 would be paid to help defray miscellaneous costs associated with the move.

HOME SALE AND PROPERTY MANAGEMENT POLICIES.

There are two different plans to assist with the retention or disposal of your primary United States residence.

As long as your house in the United States remains unsold and vacant during the assignment, U S WEST will The property management plan covers the cost of all maintenance, homeowners and utility property management fees relating to this residence., including utilities and maintenance costs, and rental commissions. Commissions are usually 7-8% of the annual rental price for the property. If the residence is vacant during the assignment, U S WEST will reimburse you for 90% of the mortgage costs for up to four months during the assignment. Mortgage costs include principal, interest, taxes and insurance.

The home sale plan assists with the cost of selling the residence. A home sale manager is assigned to coordinate the sale of the home. Based upon two appraisals, U S WEST will extend an offer to purchase your home which is good for 90 days. The expatriate may elect to accept U S WEST's offer or list the home for sale. If you were to sell the home within the 90-day period, U S WEST will amend its original offer and close with you. Details of amended sales are contained in the Expatriate Policy. In the event you find a buyer for the home and an amended sale is completed, you may be eligible for a self sale bonus equal to 5% of the actual sale price of the home up to a maximum payment of $10,000.

If there is a capital loss on the sale of the home, and the home is sold in accordance with the provisions of the home sale plan, then U S WEST will reimburse you for the amount of the loss. In addition, you may be reimbursed for the cost of capital improvements not received in the sale price of the home. Improvements are depreciated at a rate of 5% per year and reimbursement for the cost of capital improvements may not exceed 15% of the original value of the home.

As we have discussed, the above policies will apply to your Glenmoor house, but the home sale plan will apply only during the first three years of the assignment. In addition, outside of the Expatriate Policy, U S WEST will also pay any selling costs associated with the sale of your Santa Fe residence, but will not guarantee your equity in that residence. Should you sell the Glenmoor house within the first three years of the Assignment Term, any amounts paid to you by U S WEST in connection with said sale will have deducted from them the amounts paid to you in connection with the sale of the Santa Fe residence.

                            DURING THE ASSIGNMENT

VACATION AND HOLIDAYS.

Vacation  allowances  are  the same as those for assignments within the United
States.    You will observe established local holidays in the United Kingdom.
Three additional United States holidays may also be observed: Christmas, Thanksgiving and Independence Day.

Carry-over vacation is not normally permitted during international assignments.

HOME LEAVE AND ASSIGNMENT LOCATION VISITS.

U S WEST will reimburse the cost of home leave once every 12 months during the assignment. Per the Expatriate Policy, reimbursed costs include round trip airfare, hotel accommodations up to $75 per night and rental car expenses. Vacation is used for home leave time and home leave may not exceed four weeks per year.

For a period of four years after the date of their graduation from high school, dDependent children under age 21 in the United States will be entitled each year to one economy class round trip ticket to visit their parents.

As we have discussed, in addition to the Expatriate Policy provisions, your spouse may accompany you on up to six (6) business trips per year, whether to the U.S. or elsewhere, at U S WEST expense.

AUTOMOBILES.

U S WEST does not ship personal vehicles overseas. Therefore, coverage is provided for loss on sale. U S WEST will protect you on the loss on sale for up to two personal vehicles based upon the difference between the actual sale price and the Used Car Guide retail price (minus reconditioning). The maximum loss on sale, which will be paid for each vehicle, is the difference between the current wholesale and retail value of the car as determined from a "Blue Book".

As we have discussed, U S WEST will reimburse you for the two year prepayment on your Ford Explorer and take over the car and the lease. The car will be available for your use, or the use of your spouse, when you come to Denver, but will become a general company car.

As your position overseas requires a car for business use, U S WEST will furnish you with a Jaguar XJ6 or similar car and driver, and pay the cost of the driver, lease, insurance, maintenance and petrol for business purposes. When a car is offered and declined, no allowance is paid in lieu of a car. Assistance is not provided with the lease or purchase of a second car at the assignment location.

CLUB MEMBERSHIP.

U S WEST will reimburse you for a non-resident, if possible, or resident monthly dues associated with your Cherry Hills membership during the Assignment Term. You will receive a U S WEST paid lunch/dinner club membership in London equivalent to that which is currently held by Dick Callahan or take over Mr. Callahan's membership (if possible) upon his repatriation.

                       RELOCATION TO THE UNITED STATES

LEASED HOUSING AND HOME PURCHASE.

Normally, 30 days are provided for transition back to the United States at the end of the work assignment in the United Kingdom.

U S WEST will cover some of the costs associated with purchasing a new home in the United States at the end of the assignment if you sell your Glenmoor house during the first two years of the Assignment Term. Normal buyer's closing costs are reimbursed including service fees, loan origination fees and interest rate buy down fees with combined cost not to exceed 3% on 80% of the purchase price of the home. Appraisal and attorney fees, title insurance fees, transfer and recording fees, surveys and inspection fees, credit report and notary fees are also reimbursed.

Fees will be reimbursed only if the purchase contract is signed within 12 months of the date of repatriation.

RELOCATION TRIP AND ALLOWANCE.

Where time schedules permit, there will be a trip to the United States for you and your spouse to locate housing, purchase automobiles, etc. U S WEST will reimburse the cost of airfare and expenses for meals, lodging and local transportation.

Upon relocation, an allowance to cover miscellaneous costs will be provided in the amount of $4,000.





TEMPORARY LIVING EXPENSES AND TRANSPORTATION.

After overseas housing is vacated, U S WEST will reimburse temporary living expenses in the United Kingdom for up to seven days and in the United States for up to 30 days. Covered expenses will include hotel, meals, normal gratuities, and telephone charges related to relocation. A rental car will be provided in the United Kingdom for up to seven days and in the United States for no more than 14 days.

U S WEST will pay the direct route cost of airfare from London to the destination in the United States for you and your spouse at the time the assignment is completed.

Exceptions to the above policy necessitated by business needs or extenuating circumstances require the approval of the President & CEO of U S WEST Media Group.




                            ADDITIONAL PROVISIONS

TERMS AND CONDITIONS.

You agree to the following terms and conditions of employment under this Assignment Agreement:

a. U S WEST may change, at its sole discretion, from time to time, the provisions of the Company's benefits and plans and corporate policies, and these changes will be applicable to you prospectively.

b. You will not engage in any employment or business enterprise or other activity that would in any way conflict with the efficient and proper discharge of your duties or which is not in the interests of Company.

c. You will comply with all U S WEST policies, including the U S WEST Code of Business Ethics and Conduct, the U S WEST Code of International Business Conduct and the U S WEST Drug & Alcohol Policy, as well as the laws of the United Kingdom and all laws of the United States, including the Foreign Corrupt Practices Act, the Modification of Final Judgment, the Civil Enforcement Consent Order and the Enforcement Order.

d. You understand that some of the technology associated with the business of U S WEST International, Inc. and other U S WEST Companies may be subject to
U. S. Government export controls and that you may be involved in technical discussions concerning such controlled technology. If you receive any technical information from U S WEST International, Inc. or any U S WEST company, you agree not to discuss it with others without first ascertaining from U S WEST International, Inc. whether it is controlled.


CONFIDENTIALITY AND NON-SOLICITATION.

You shall, neither during the continuance of your employment (except in the proper performance of your duties) nor at any time (without limit) after the termination thereof, howsoever arising, directly or indirectly use for your own purposes or those of any other person, company, business entity or other organization whatsoever or disclose to any person, company, business entity or other organization whatsoever any trade secrets or confidential information relating or belonging to U S WEST International, Inc. or any other U S WEST affiliated company, including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, research activities, and any document marked "Confidential," or any information which you have been told is "Confidential" or which you might reasonably expect Company would regard as "Confidential" or any information which has been given to any U S WEST affiliated company in confidence by customers, suppliers or other persons.

You also covenant and agree that for a period of three years after your employment with U S WEST has ended, you will not, without the written consent of either the CEO of U S WEST Media Group, or the CEO of U S WEST, Inc., seek, solicit or try to obtain, directly or indirectly the business or professional services of any current employee of U S WEST. For purposes of this paragraph, "current employee of U S WEST" means an individual who is in the employ of U S WEST at the time Employee's employment with U S WEST ends, or who was in the employ of U S WEST at any time during the twelve months prior to the time Employee's employment with U S WEST ends.

GOVERNING LAW.

This Assignment Agreement and the relationship of the parties in connection with the subject matter of this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

ENTIRE AGREEMENT.

This Assignment Agreement constitutes the entire agreement of the parties with respect to your assignment by U S WEST Overseas Operations, Inc. and your remuneration therefor. The parties acknowledge that U S WEST, Inc. and you have entered into an Agreement for Services relating to your services to be rendered primarily in the United States of America. The parties to that Agreement have agreed that, in the case of conflict, the performance of your duties under this Assignment Agreement shall take precedence over the performance of your duties under that Agreement. It is expressly agreed that your assignment under this Agreement shall not be changed, by the termination for any reason whatsoever of your Agreement for Services with U S WEST, Inc., the intent being that each employment shall be separate from, and independent of, the other.

Please feel free to contact me with any questions.

Very truly yours,



Charles P. Russ, III
President
U S WEST Overseas Operations, Inc.


Accepted and Agreed To


________________________
A. Gary Ames

Date:_____________________